Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Coastal Caribbean Oils & Minerals, Ltd. (the “Company”) on Form S-8 of our report appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

/s/ James Moore & Co., P.L.

James Moore & Co., P.L.
Gainesville, Florida
April 21, 2006